Exhibit 99.1

Garrett Motion Delivers Strong 2023, Issues 2024 Outlook, Authorizes New $350M Share Repurchase Program
Fourth Quarter 2023 Highlights
•Net sales totaled $945 million, up 5% on a reported basis, up 3% at constant currency*
•Net income totaled $52 million; Net income margin 5.5%
•Adjusted EBITDA* totaled $145 million; Adjusted EBITDA margin* of 15.3%
•Net cash provided by operating activities totaled $135 million
•Adjusted free cash flow* totaled $137 million
•Repurchased $35 million of Common Stock
Full Year 2023 Highlights
•Net sales totaled $3,886 million, up 8% on a reported basis, up 8% at constant currency*
•Net income totaled $261 million; Net income margin 6.7%
•Adjusted EBITDA* totaled $635 million; Adjusted EBITDA margin* of 16.3%
•Net cash provided by operating activities totaled $465 million
•Adjusted free cash flow* totaled $422 million
•Repurchased $213 million of Common Stock
•Early debt repayment of $200 million

Full Year 2024 Outlook
•Net sales of $3,870 million, flat on a reported and constant currency basis*
•Net income of $253 million; Net income margin 6.5%
•Adjusted EBITDA* of $620 million; Adjusted EBITDA margin* of 16.0%
•Net cash provided by operating activities of $420 million
•Adjusted free cash flow* of $375 million
•Authorization to repurchase $350 million of Common Stock

ROLLE, Switzerland, February 15, 2024 – Garrett Motion Inc. (Nasdaq: GTX) (the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three and twelve months ended December 31, 2023.

$ millions (unless otherwise noted)	Q4 2023	Q4 2022	Full Year 2023	Full Year 2022
Net sales	945	898	3,886	3,603
Cost of goods sold	756	737	3,130	2,920
Gross profit	189	161	756	683
Gross profit %	20.0%	17.9%	19.5%	19.0%
Selling, general and administrative expenses	69	52	247	216
Income before taxes	68	135	347	496
Net income	52	112	261	390
Net income margin	5.5%	12.5%	6.7%	10.8%
Adjusted EBITDA*	145	140	635	570
Adjusted EBITDA margin*	15.3%	15.6%	16.3%	15.8%
Net cash provided by operating activities	135	137	465	375
Adjusted free cash flow*	137	132	422	313
* See reconciliations to the nearest GAAP measure in pages 6-13

“Garrett delivered great performance in 2023, with a strong fourth quarter close achieving full-year performance above midpoint guidance across all financial metrics with record Net sales, a strong Net income and record Adjusted EBITDA,” said Garrett President and CEO, Olivier Rabiller. “We accomplished this while simplifying our capital structure, de-levering, and executing share repurchases, demonstrating our ability to generate and deploy cash in a wise and impactful way for our shareholders.”

“Importantly, we have strengthened our leadership position. During 2023, Garrett expanded its turbo offerings in hybrid and alternative fuel applications, winning two additional high-volume applications for electric compressors and launching our first Hydrogen Internal Combustion Engine ("H2ICE") application for commercial vehicles. At the same time, we are building momentum with our zero emission technologies through differentiated breakthrough solutions for electric vehicles in high-speed powertrain, game changing centrifugal E-Cooling compressors, and the broadest range of fuel cell compressors in the industry. We remain committed to our target of $1 billion of revenue from zero emission technologies by 2030.”

“Looking ahead to 2024, we expect a flat to down environment for the industry and to deliver financial performance in line with 2023 all while growing our funding for innovation and zero emissions products. This reaffirms Garrett's commitment to perform in stable and challenging times. Additionally, today we are announcing the authorization of a new share repurchase program of $350 million for 2024 supported by our continued strong cash flow generation.”

Results of Operations

Net sales for the fourth quarter of 2023 were $945 million, representing an increase of 5% (including a favorable impact of $19 million or 2% due to foreign currency translation) compared with $898 million in the fourth quarter of 2022. This increase was driven by strong ramp ups in gasoline applications in China and North America, an increase in diesel production volumes on incumbent platforms primarily in Europe and favorable foreign currency translational impact. These increases were partially offset by demand softness for commercial vehicle applications due to global macroeconomic conditions as interest rates rose across the globe.

Cost of goods sold for the fourth quarter of 2023 was $756 million compared with $737 million in the fourth quarter of 2022, primarily driven by higher sales volumes and foreign currency impacts which contributed to increases of $55 million and $13 million, respectively. Research and Development ("R&D") costs also increased $2 million, reflecting Garrett's continued investment in new technologies. These increases were partially offset by lower costs from $26 million of higher productivity net of labor inflation and repositioning costs, $13 million of favorable product mix and $12 million of commodity and transportation deflation.

Gross profit totaled $189 million for the fourth quarter of 2023 as compared to $161 million in the fourth quarter of 2022, with a gross profit percentage for the fourth quarter of 2023 of 20.0% as compared to 17.9% in the fourth quarter of 2022. The increase in gross profit was primarily driven by $33 million of higher productivity net of labor inflation and repositioning costs, $20 million from higher sales volumes, $12 million of lower costs due to deflation, and $6 million of favorable foreign currency impacts. These increases in gross profit were partially offset by $33 million of unfavorable impacts from product mix due to growth in small-engine gasoline applications, $8 million of decreased pricing net of inflation recovery from customer pass-through agreements, and $2 million of higher R&D costs as discussed above.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2023 increased to $69 million from $52 million in the fourth quarter of 2022. The increase compared with the prior year was mainly due to $4 million of higher incentive compensation, $6 million of higher repositioning costs, $4 million of higher professional service expenses, and $3 million of unfavorable foreign currency translation and transactional impacts.

Interest expense in the fourth quarter of 2023 was $55 million as compared to $11 million in the fourth quarter of 2022. The increase was primarily driven by $19 million of higher interest expense from our new $700 million term loan B (the "2023 Dollar Term Facility") and increased market interest rates, as well as $23 million of unfavorable impacts from the marked-to market remeasurement on our interest rate swap contracts.

Non-operating income for the fourth quarter of 2023 was $5 million as compared to $38 million in the fourth quarter of 2022, driven by a $26 million decrease in the non-service components of net periodic pension benefits and $8 million of unfavorable foreign currency transactional impacts.

Tax expense for the fourth quarter of 2023 was $16 million as compared to $23 million in the fourth quarter of 2022, mainly driven by current year tax benefits in Switzerland and settlements related to prior year taxes in certain jurisdictions.

Net income for the fourth quarter of 2023 was $52 million as compared to $112 million in the fourth quarter of 2022 primarily due to $21 million of higher interest expense, $33 million of lower non-operating income and $23 million unfavorable impacts from marked-to-market remeasurement of interest derivatives, partially offset by $28 million of higher gross profit, as discussed above.

Net cash provided by operating activities totaled $135 million in the fourth quarter of 2023 as compared to $137 million in the fourth quarter of 2022, primarily due to a decrease of $9 million in net income excluding non-cash charges, and $38 million from changes in other assets and liabilities, partially offset by an increase of $45 million from changes in working capital.

Non-GAAP Financial Measures

Adjusted EBITDA increased to $145 million in the fourth quarter of 2023 as compared to $140 million in the fourth quarter of 2022. The increase was mainly due to higher volumes primarily from gasoline and diesel, variable and fixed cost productivity, and commodity and transportation deflation. These increases were partially offset by pricing net of inflation pass-through and unfavorable foreign exchange impact.

Adjusted free cash flow, which excludes capital structure transformation expenses and cash paid for repositioning and factoring costs, was $137 million in the fourth quarter of 2023 as compared to $132 million in the fourth quarter of 2022. The increase was primarily driven by $46 million of working capital contribution (net of factoring) and $5 million of higher adjusted EBITDA. This improvement was partially offset by $18 million in higher cash taxes due to timing, $16 million of higher cash paid for interest due to the 2023 Dollar Term Facility and increased interest rates, and $13 million of additional capital expenditures as compared to prior year.

Liquidity and Capital Resources

As of December 31, 2023, Garrett had $829 million in available liquidity, including $259 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility. As of December 31, 2022, Garrett had $721 million in available liquidity, including $246 million in cash and cash equivalents and $475 million undrawn commitments under its revolving credit facility.

As of December 31, 2023, total principal amount of debt outstanding amounted to $1,696 million, up from $1,186 million as of December 31, 2022, primarily due to the 2023 Dollar Term Facility and foreign exchange impacts.

During the fourth quarter of 2023, we repurchased $35 million of common stock under our authorized share repurchase program. For the full year 2023, total repurchases of common stock equaled $213 million at an average price of $7.57 per share. Our share repurchase program expired as of December 31, 2023.

On February 13, 2024, the Board of Directors authorized a new $350 million share repurchase program valid until December 31, 2024. The Company may repurchase shares from time to time under the program through various methods, including in open market transactions, block trades, privately negotiated transactions, and otherwise. The timing, as well as the number and value of shares repurchased under the program, will depend on a variety of factors. The Company is not obligated to purchase any shares under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice.

Full Year 2024 Outlook
Garrett is providing the following outlook for the full year 2024 for certain GAAP and Non-GAAP financial measures.

Full Year 2024 Outlook
Net sales (GAAP)	$3.80 billion to $3.95 billion
Net sales growth at constant currency (Non-GAAP)*	-2% to +2%
Net income (GAAP)	$230 million to $275 million
Adjusted EBITDA (Non-GAAP)*	$590 million to $650 million
Net cash provided by operating activities (GAAP)	$370 million to $470 million
Adjusted free cash flow (Non-GAAP)*	$325 million to $425 million
* See reconciliations to the nearest GAAP measures on pages 6-13.
Garrett’s full year 2024 outlook, as of February 15, 2024, includes the following expectations:
•2024 light vehicle industry production flat to down 1% from 2023;
•2024 commercial vehicle industry, including both on- and off-highway, up 2% from 2023;
•2024 average light vehicle battery electric vehicle penetration of 15%;
•2024 Euro/dollar assumption of 1.08 EUR to 1.00 USD;
•RD&E investment at 4.5% of sales in 2024, with approximately 60% on zero emission technologies;
•Capital expenditures at 2.2% of sales, > 30% on zero emission technologies.

Conference Call

Garrett plans to issue financial results for the fourth quarter and full year 2023 on Thursday, February 15, 2024 before the open of market trading. Garrett will also hold a conference call the same day at 8:30 am EDT / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 2659811.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 1678098. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure including our share repurchase program, new product development including zero emissions technologies and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2024. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2023, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2023.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving automotive customers worldwide for more than 70 years. Known for its global leadership in turbocharging, the company develops transformative technologies for vehicles to become cleaner and more efficient. Its advanced technologies help reduce emissions and reach zero emissions via passenger and commercial vehicle applications – for on and off-highway use. Its portfolio includes turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor) for both ICE and hybrid powertrains. In the zero emissions vehicle category, it offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs) as well as electric propulsion and thermal management systems for battery electric vehicles (BEVs). It boasts five R&D centers, 13 manufacturing sites and a team of 9,300 located in more than 20 countries. Its mission is to further advance motion through unique, differentiated innovations. More information at www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Eugenia Santiago	Eric Birge
1.734.386.6593	1.734.392.5504
Maria.SantiagoEchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Dollars in millions, except per share amounts)
Net sales	$945	$898	$3,886	$3,603
Cost of goods sold	756	737	3,130	2,920
Gross profit	189	161	756	683
Selling, general and administrative expenses	69	52	247	216
Other expense, net	2	—	5	2
Interest expense	55	11	159	8
Loss on extinguishment of debt	—	—	—	5
Non-operating (income) expense	(5)	(38)	(2)	(47)
Reorganization items, net	—	1	—	3
Income before taxes	68	135	347	496
Tax expense	16	23	86	106
Net income	52	112	261	390
Less: preferred stock dividends	—	(40)	(80)	(157)
Less: preferred stock deemed dividends	—	—	(232)	—
Net income (loss) available for distribution	$52	$72	$(51)	$233

Earnings (loss) per common share
Basic	$0.22	$0.29	$(0.31)	$0.75
Diluted	$0.22	$0.29	$(0.31)	$0.75

Weighted average common shares outstanding
Basic	240,334,168	64,825,467	166,595,397	64,708,635
Diluted	242,294,842	65,460,507	166,595,397	65,075,992

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022		2023	2022
	(Dollars in millions)
Net income	$52	$112		$261	$390
Foreign exchange translation adjustment	(21)	(14)		(13)	(1)
Defined benefit pension plan adjustment, net of tax	(2)	(9)		(2)	(9)
Changes in fair value of effective cash flow hedges, net of tax	(12)	(20)		(15)	6
Changes in fair value of net investment hedges, net of tax	(27)	(43)		(9)	44
Total other comprehensive (loss) income, net of tax	(62)	(86)	(86)	(39)	40
Comprehensive (loss) income	$(10)	$26		$222	$430

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$259	$246
Restricted cash	1	2
Accounts, notes and other receivables – net	808	803
Inventories – net	263	270
Other current assets	75	110
Total current assets	1,406	1,431
Investments and long-term receivables	29	30
Property, plant and equipment – net	477	470
Goodwill	193	193
Deferred income taxes	216	232
Other assets	206	281
Total assets	$2,527	$2,637
LIABILITIES
Current liabilities:
Accounts payable	$1,074	$1,048
Current maturities of long-term debt	7	7
Accrued liabilities	293	320
Total current liabilities	1,374	1,375
Long-term debt	1,643	1,148
Deferred income taxes	27	25
Other liabilities	218	205
Total liabilities	$3,262	$2,753
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; zero and 245,089,671 shares issued and outstanding as of December 31, 2023 and 2022, respectively	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 238,543,624 and 64,943,238 issued and 238,249,056 and 64,832,609 outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid – in capital	1,190	1,333
Retained deficit	(1,922)	(1,485)
Accumulated other comprehensive income	(3)	36
Total deficit	(735)	(116)
Total liabilities and deficit	$2,527	$2,637

CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended December 31,
	2023	2022
	(Dollars in millions)
Cash flows from operating activities:
Net income	$261	$390
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	24	46
Depreciation	90	84
Amortization of deferred issuance costs	20	8
Interest payments, net of debt discount accretion	—	(19)
Loss on extinguishment of debt	—	5
Loss on remeasurement of forward purchase contract	13	—
Foreign exchange loss	(15)	(1)
Stock compensation expense	14	11
Pension expense	(1)	(28)
Unrealized loss (gain) on derivatives	51	(65)
Other	7	1
Changes in assets and liabilities:
Accounts, notes and other receivables	1	(102)
Inventories	12	(48)
Other assets	(2)	34
Accounts payable	8	108
Accrued liabilities	(8)	(17)
Other liabilities	(10)	(32)
Net cash provided by operating activities	$465	$375
Cash flows from investing activities:
Expenditures for property, plant and equipment	(83)	(91)
Proceeds from cross-currency swap contracts	28	—
Net cash used for investing activities	$(55)	$(91)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	667	—
Payments of long-term debt	(207)	(7)
Redemption of Series B Preferred Stock	—	(381)
Repurchases of Series A Preferred Stock	(580)	(7)
Repurchases of Common Stock	(213)	—
Payments of Additional Amounts for conversion of Series A Preferred Stock	(25)	—
Payments for preference dividends	(42)	(83)
Payments for debt and revolving facility financing costs	(2)	(4)
Other	(1)	—
Net cash used for financing activities	$(403)	$(482)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	5	(18)
Net increase (decrease) in cash, cash equivalents and restricted cash	12	(216)
Cash, cash equivalents and restricted cash at beginning of period	248	464
Cash, cash equivalents and restricted cash at end of period	$260	$248
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	60	42
Interest paid	89	65

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Dollars in millions)
Net income — GAAP	$52	$112	$261	$390
Interest expense, net of interest income	54	11	152	6
Tax expense	16	23	86	106
Depreciation	24	20	90	84
EBITDA (Non-GAAP)	146	166	589	586
Reorganization items, net (2)	—	1	—	3
Stock compensation expense (3)	2	3	14	11
Repositioning costs	(1)	—	13	4
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	(1)	—	(1)	—
Loss on extinguishment of debt	—	—	—	5
Discounting costs on factoring	1	—	4	2
Other non-operating income (4)	(2)	(30)	(6)	(41)
Capital structure transformation expenses (5)	—	—	22	—
Adjusted EBITDA (Non-GAAP)	$145	$140	$635	$570

Net sales	$945	$898	$3,886	$3,603

Net income margin	5.5%	12.5%	6.7%	10.8%
Adjusted EBITDA margin (Non-GAAP) (6)	15.3%	15.6%	16.3%	15.9%

(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of interest expense net of interest income, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income and capital structure transformation expenses. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest-related charges and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred related to these transactions and events were recorded within Reorganization items, net in the Consolidated Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(5)     Includes the loss on remeasurement of the agreements to repurchase shares of the Company's Series A Preferred Stock from certain of the Company's investors in connection with the Company's capital structure transformation transactions, well as third-party legal and advisory fees that are directly attributable to such transactions.
(6)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Garrett
Reported sales % change	5%	4%	8%	(1)%
Less: Foreign currency translation	2%	(11)%	0%	(9)%
Constant currency sales % change	3%	15%	8%	8%

Gasoline
Reported sales % change	12%	6%	16%	5%
Less: Foreign currency translation	1%	(11)%	(1)%	(8)%
Constant currency sales % change	11%	17%	17%	13%

Diesel
Reported sales % change	9%	1%	5%	(9)%
Less: Foreign currency translation	4%	(12)%	2%	(10)%
Constant currency sales % change	5%	13%	3%	1%

Commercial vehicles
Reported sales % change	(15)%	4%	(3)%	(5)%
Less: Foreign currency translation	1%	(10)%	(2)%	(8)%
Constant currency sales % change	(16)%	14%	(1)%	3%

Aftermarket
Reported sales % change	0%	8%	3%	9%
Less: Foreign currency translation	2%	(6)%	0%	(6)%
Constant currency sales % change	(2)%	14%	3%	15%

Other Sales
Reported sales % change	54%	(7)%	15%	(11)%
Less: Foreign currency translation	6%	(10)%	1%	(9)%
Constant currency sales % change	48%	3%	14%	(2)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$135	$137	$465	$375
Expenditures for property, plant and equipment	(26)	(13)	(83)	(91)
Net cash provided by operating activities less expenditures for property, plant and equipment	109	124	382	284
Chapter 11 professional service costs	—	1	—	5
Capital structure transformation expenses	1	—	8	—
Cash payments for repositioning	2	—	11	4
Proceeds from cross currency swap contracts	19	—	19	—
Factoring and P-notes	6	7	2	20
Adjusted free cash flow (Non-GAAP) (1)	$137	$132	$422	$313

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2024 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2024 Full Year
	Low End	High End
Reported net sales (% change)	(2)%	2%
Foreign currency translation	—%	—%
Full year 2024 Outlook Net sales growth at constant currency (Non-GAAP)	(2)%	2%

Full Year 2024 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$230	$275
Interest expense, net of interest income *	146	146
Tax expense	78	93
Depreciation	92	92
Full year 2024 Outlook EBITDA (Non-GAAP)	546	606
Stock compensation expense	18	18
Repositioning costs	26	26
Full Year 2024 Outlook Adjusted EBITDA (Non-GAAP)	$590	$650
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2024 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$370	$470
Expenditures for property, plant and equipment	(87)	(87)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	283	383
Cash payments for repositioning	26	26
Proceeds from cross currency swap contracts	15	15
Capital structure transformation costs	1	1
Full Year 2024 Outlook Adjusted free cash flow (Non-GAAP)	$325	$425